Exhibit 5.1

Jason L. Kent T: +1 858 550 6044 jkent@cooley.com

June 9, 2015

Chimerix, Inc.

2505 Meridian Parkway, Suite 340

Durham, NC 27713

Ladies and Gentlemen:

We have acted as counsel to Chimerix, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”). The Shares are being registered for offer and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”). The aggregate public offering price of the Shares being registered will be $250,000,000.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought independently to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials. We have also assumed that, at the time of issuance and sale of the Shares, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such Shares is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Shares, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which the Shares are to be issued and sold.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

Chimerix, Inc.

June 9, 2015

Page Two

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of Shares, when (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate prospectus supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules; (iii) if the Shares are to be sold pursuant to a purchase, underwriting or similar agreement, such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Shares and related matters; and (v) the terms of the Shares and of their issuance and sale have been duly established in conformity with the operative certificate of incorporation and bylaws of the Company and the Delaware General Corporation Law so as not to violate any applicable law, the operative certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, then the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Jason L. Kent

Jason L. Kent

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com